UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

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COMMUNITY BANKERS TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	001-32590 (Commission File Number)	20-2652949 (IRS Employer Identification No.)

9954 Mayland Drive, Suite 2100 Richmond, Virginia (Address of principal executive offices)	23233 (Zip Code)

Registrant’s telephone number, including area code: (804) 934-9999

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Non-Qualified Defined Contribution Retirement Plan

On June 30, 2016, Community Bankers Trust Corporation (the “Company”), through its subsidiary Essex Bank, commenced a non-qualified defined contribution retirement plan for each of Rex L. Smith, III, Bruce E. Thomas, Jeff R. Cantrell, John M. Oakey, III and Patricia M. Vogel, each of whom is a “named executive officer” in the Company’s Proxy Statement for its 2016 Annual Meeting of Shareholders. The purpose of the plan is to enhance the retirement benefits that the Company provides to each officer and to recognize each officer for overall performance through additional incentive-based compensation. The terms of the plan are set forth in a Performance Driven Retirement Agreement (the “Retirement Agreement”), into which the Company and each officer entered effective as of June 1, 2016. The Retirement Agreement is essentially identical for each of the five individual officers. A copy of the form of the Retirement Agreement is filed as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02.

Under each Retirement Agreement, the Company will determine annual contributions to an individual deferred account for the officer on a discretionary basis. For 2016, the planned contributions are based on the same metrics that the Company is using for its annual incentive plan for executive officers. The metrics are net income, the amount of non-performing assets as a percentage of total assets, a job-related discretionary component and non-interest-bearing deposit growth, which have been assigned weights of 75%, 10%, 10% and 5%, respectively. The range of planned contributions to the deferred accounts for 2016 for the officers other than Messrs. Smith and Thomas, based on the achievement levels of the metrics, will be generally from 10.0% to 20.0% of salary. The range for Mr. Smith will be from 40.0% to 60.0% of salary, and the range for Mr. Thomas, who is a participant in retirement plans from the Company’s predecessors, will be from 5.0% to 15.0% of salary. The net income metric will be the performance measure that drives the contributions to the deferred accounts, and thus the proportionate percentage contribution arising from each of the other three measures cannot exceed the proportionate percentage contribution arising from the net income metric. Accordingly, if performance with respect to the net income metric does not meet the threshold level, there will be no contribution to a deferred account.

Contributions to each deferred account will be unfunded and unsecured, and each account will earn interest on its balance. Initial contributions will be 50% vested as of December 31, 2016 and 100% vested as of December 31, 2017. All subsequent contributions will be fully vested when credited.

The Retirement Agreement provides that all benefits will be forfeited by an officer in the event that the officer separates from the Company and joins a competing entity within two years from the separation date. Early termination benefits are payable commencing at age 65, and normal retirement benefits are payable at the later of age 65 and separation of service. Change in control benefits are payable upon a separation of service following a change in control, and such benefits will be reduced as necessary in order to comply with the limitations of Internal Revenue Code Section 280G. The Retirement Agreement also provides for the payment of benefits in the event of the officer’s death during employment.

The foregoing description of the Retirement Agreement is a summary and does not purport to be a complete description of all of its terms and is qualified in its entirety by reference to the actual Retirement Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is furnished pursuant to Item 5.02 above.

Exhibit No.	Description

10.1	Form of Performance Driven Retirement Agreement (Rex L. Smith, III, Bruce E. Thomas, Jeff R. Cantrell, John M. Oakey, III and Patricia M. Vogel)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANKERS TRUST CORPORATION
(Registrant)

Date: July 7, 2016	By:	/s/ John M. Oakey, III
John M. Oakey, III
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Performance Driven Retirement Agreement (Rex L. Smith, III, Bruce E. Thomas, Jeff R. Cantrell, John M. Oakey, III and Patricia M. Vogel)